April 10, 2014

For Immediate Release

Urologix Announces Strategic Restructuring, Reports Preliminary Revenue and Cash Results for the Third Quarter of Fiscal Year 2014

•        Third quarter revenue totaled $3.4 million

•        Cash balance of $816 thousand as of March 31, 2014

MINNEAPOLIS — April 10, 2014— Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced a strategic restructuring of its organizational infrastructure and reported preliminary financial results for its fiscal year 2014 third quarter ended March 31, 2014.

Strategic Restructuring of Organizational Infrastructure

The strategic reorganization builds upon the Company’s initiative, announced in the second quarter, to refocus the allocation of company resources and improve long-term profitability. The reorganization includes the development of a leaner and more efficient sales team, as well as a corresponding shift in the Company’s sales approach. The sales team will continue to support our customer base in a deployment designed to create a more profitable sales model. In addition, resources are being directed to target new high potential strategic accounts that we believe should be aligned with our value proposition of strong clinical outcomes and low costs. With this new strategy we intend to target urology leadership in the new healthcare delivery models, such as ACO and large hospital networks, to demonstrate how our in-office BPH therapies can deliver cost-effective care to the large number of BPH patients currently suffering from enlarged prostate disease. The reorganized sales team will continue to provide market-leading quality of service to current customers, with dedicated sales representatives, inside sales-support and customer service providers.

As of this release, the organizational changes have been completed and all affected employees have been notified of these changes. As a result of this new restructuring, the Company estimates that it will be able to reduce pre-tax operating expenses by more than $2.5 million annually, beginning in the fourth quarter of fiscal year 2014 and create a path to drive improved operational profitability.

“The development of a new organizational structure reflects two important goals for Urologix. The first is to create a sustainable core business that should position the company to become operationally cash flow positive. The second is to evolve Urologix’s strategy to align our business with broader shifts in the urology market, which is evolving towards both consolidation of urology practices and hospital employment of urology care providers,” stated Greg Fluet, Chief Executive Officer. “We believe that our reorganized sales team can continue to provide high quality service to current customers as well as prove the ability to engage larger healthcare institutions. We expect that this initiative will create a more effective and efficient sales team, and will provide sustainable improvements in Company profitability.”

Preliminary Revenue and Cash Results for the Third Quarter of Fiscal Year 2014

Third quarter fiscal year 2014 revenue totaled $3.4 million, down 12% compared to the second quarter of fiscal year 2014 and down 18% compared to the prior year’s results. Cash balances at the end of the third fiscal quarter total $816 thousand.

The preliminary unaudited results for the third quarter fiscal year 2014 are subject to the Company’s management and independent auditors’ customary review procedures, which will include testing the Company’s goodwill and intangible assets for potential impairment. At this time, the Company has not yet completed analysis sufficient to determine whether its goodwill or intangible assets are impaired or, if impairment does exist, the amount of any impairment charge. The Company intends to issue a press release reporting final results of operations for the quarter ending March 31, 2014 after the market close on May 6, 2014, with its conference call scheduled for 4:00 p.m. CDT on May 6, 2014.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 third quarter results on Tuesday, May 6, 2014 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-515-2911 and enter the Participant Passcode 73790575 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company's website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, the development and marketing of new products, the timing or payment of any amounts to Medtronic, or the availability of borrowing under the line of credit with Silicon Valley Bank. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Susan Overby	Brian Smrdel
(763) 745-1540	(763) 475-7696
Soverby@urologix.com	Bsmrdel@urologix.com